Exhibit 99.2

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

(amounts in thousands, except share data)

		January 2012
	Kodiak	Acquired Properties		Kodiak
	Oil & Gas	Pro Forma		Oil & Gas
	Historical	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$81,604	$—		$81,604
Cash held in escrow	12,194	—		12,194
Accounts receivable
Trade	28,835	—		28,835
Accrued sales revenues	21,974	2,000	(a)	23,974
Inventory, prepaid expenses and other	24,294	1,005	(a)	25,299
Total Current Assets	168,901	3,005		171,906

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	598,065	292,185	(a)	890,250
Unproved oil and gas properties	263,462	311,068	(a)	574,530
Wells in progress	78,505	25,745	(a)	104,250
Equipment and facilities	11,186	12,615	(a)	23,801
Less-accumulated depletion, depreciation, amortization, and accretion	(135,586)	—		(135,586)
Net oil and gas properties	815,632	641,613		1,457,245

Cash held in escrow	691,764	(691,764	)(b)	—
Property and equipment, net of accumulated depreciation of $618 at December 31, 2011	1,276	—		1,276
Deferred financing costs, net of amortization of $15,029 at December 31, 2011	21,904	—		21,904

Total Assets	$1,699,477	$(47,146)		$1,652,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$78,402	$5,600	(a)	$84,002
Accrued interest payable	5,808	(344	)(c)	5,464
Commodity price risk management liability	11,925	—		11,925
Total Current Liabilities	96,135	5,256		101,391

Noncurrent Liabilities:
Credit facilities	100,000	(100,000	)(c)	—
Senior notes	650,000	—		650,000
Commodity price risk management liability	10,035	—		10,035
Asset retirement obligations	3,627	800	(a)	4,427
Total Noncurrent Liabilities	763,662	(99,200)		664,462

Total Liabilities	859,797	(93,944)		765,853

Stockholders’ Equity:
Common stock - no par value; unlimited authorized
Issued and outstanding: 257,987,413 shares as of December 31, 2011 and 263,043,025 after pro forma adjustments	944,070	49,798	(d)	993,868
Accumulated deficit	(104,390)	(3,000	)(c)	(107,390)
Total Stockholders’ Equity	839,680	46,798		886,478

Total Liabilities and Stockholders’ Equity	$1,699,477	$(47,146)		$1,652,331

(a)

Reflects the pro forma allocation of the preliminary purchase price for the January 2012 Acquired Properties to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

(b)

To record cash released from escrow that was credited to the purchase price at the closing of the acquisition of the January 2012 Acquired Properties and used to extinguish debt outstanding under the second lien credit agreement.

(c)

Reflects the payments of (i) $100.0 million to repay all outstanding borrowings under the second lien credit agreement; (ii) $3.0 million prepayment penalty incurred with the termination of the second lien credit agreement; (iii) $344,000 of accrued interest related to the second lien credit agreement.

(d)	Reflects the issuance of common stock given to the Sellers as part of the consideration for the January 2012 Acquired Properties.

See accompanying notes to unaudited pro forma consolidated financial statements

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(amounts in thousands, except share data)

	Kodiak	October 2011	January 2012			Kodiak
	Oil & Gas	Acquired	Acquired	Pro Forma		Oil & Gas
	Historical	Properties	Properties	Adjustments		Pro Forma
		(a)	(b)
Revenues:
Oil sales	$115,692	$22,040	$40,640	$—		$178,372
Gas sales	4,294	984	2,336	—		7,614
Total revenues	119,986	23,024	42,976	—		185,986

Operating expenses:
Oil and gas production	26,885	3,558	10,134	—		40,577
Depletion, depreciation, amortization and accretion	32,068	—	—	29,600	(c)	61,668
General and administrative	19,495	—	—	—		19,495
Total expenses	78,448	3,558	10,134	29,600		121,740

Operating income	41,538	19,466	32,842	(29,600)		64,246

Other income (expense):
Loss on commodity price risk management activities	(20,114)	—	—	—		(20,114)
Interest income (expense), net	(18,887)	—	—	13,884	(d)	(5,003)
Other income	1,338	—	—	—		1,338
Total other income (expense)	(37,663)	—	—	13,884		(23,779)

Net income	$3,875	$19,466	$32,842	$(15,716)		$40,467

Earnings per common share:
Basic	$0.02					$0.20
Diluted	$0.02					$0.20

Weighted average common shares outstanding:
Basic	197,579,298			5,055,612		202,634,910
Diluted	200,551,992			5,055,612		205,607,604

(a)	Operating revenues and direct operating expenses of the October 2011 Acquired Properties for the period from January 1, 2011 to October 28, 2011.
(b)	Operating revenues and direct operating expenses of the January 2012 Acquired Properties for the year ended December 31, 2011.
(c)	Reflects additional depletion, depreciation, amortization and accretion expense attributable to the preliminary purchase price allocations.
(d)

Reflects adjustments of (i) $1.6 million for the amortization of the origination fees and related closing costs associated with obtaining the 8.125% Senior Notes; (ii) $4.0 million to capitalize interest expense that was expensed in the Kodiak Oil & Gas historical financial information; (iii) $11.5 million to reduce interest expense related to the stand-by bridge financing that was expensed in the Kodiak Oil & Gas historical financial information. Additionally, the pro forma financial information included total capitalization of interest expense of $53.7 million. For purposes of the pro forma it was assumed that the 8.125% Senior Notes were issued on January 1, 2011 and that the stand-by bridge financing was not utilized.

See accompanying notes to unaudited pro forma consolidated financial statements

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.             BASIS OF PRESENTATION

On November 14, 2011, Kodiak Oil & Gas Corp. together with its wholly-owned subsidiary, Kodiak Oil & Gas (USA) Inc. (collectively, the “Company”, “Kodiak” or “Buyer”), entered into separate, definitive purchase and sale agreements (collectively, the “NPE Agreements”) with each of (i) North Plains Energy, LLC, a Delaware limited liability company, and (ii)  Mercuria Bakken, LLC, a Delaware limited liability company (collectively, the “Sellers” or “NPE”), for its interests in approximately 50,000 net acres of Williston Basin leaseholds, and related producing properties located primarily in McKenzie and Williams Counties, North Dakota along with various other related rights, permits, contracts, equipment and other assets, including the assignment and assumption of a drilling rig contract (the “January 2012 Acquired Properties”).  On January 10, 2012, (“Closing Date”) the Company acquired the January 2012 Acquired Properties for a combination of cash and stock. The Seller received 5.1 million shares of Kodiak’s common stock valued at approximately $49.8 million and cash consideration of approximately $588.4 million. The effective date for the acquisition was September 1, 2011, with purchase price adjustments calculated at the Closing Date.

On September 27, 2011, the Company entered into a definitive purchase and sale agreement (the “BTA Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller or BTA”) for its interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the “October 2011 Acquired Properties”). On October 28, 2011, (“Closing Date”) the Company acquired the October 2011 Acquired Properties for approximately $248.2 million in cash consideration.  The effective date for the acquisition was August 1, 2011, with purchase price adjustments calculated at the Closing Date.

The unaudited pro forma balance sheet presents the acquisition of the January 2012 Acquired Properties as if the acquisition had occurred on December 31, 2011 and the pro forma unaudited statement of operations presents the acquisitions of the October 2011 Acquired Properties and January 2012 Acquired Properties as if they had occurred on January 1, 2011.  These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors.  The Company currently has provided a full valuation allowance against net deferred tax assets.  The Company believes that the acquisitions would not result in an immediate change in the Company’s assessment regarding the valuation allowance. As such, no income tax adjustments from the acquisitions have been reflected in the unaudited pro forma financial information.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011, the Statements of Operating Revenues and Direct Operating Expenses of the October 2011 Properties Acquired for the years ended December 31, 2010 and December 31, 2009 and the nine months ended September 30, 2011 (unaudited) and 2010 (unaudited), and the January 2012 Properties Acquired for the years ended December 31, 2011 and December 31, 2010.

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the October 2011 Acquired Properties and the January 2012 Acquired Properties as if the acquisitions had occurred as of January 1, 2011 for purposes of the pro forma statement of operations.  The pro forma balance sheet gives effect to the January 2012 Acquired Properties as if the acquisition had occurred as of December 31, 2011.  Additionally, the Company records acquisition costs to general and administrative expenses.  Acquisition costs of approximately $400,000 were incurred through December 31, 2011.  No material acquisition costs have been incurred subsequent to December 31, 2011.

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following purchase price allocation for the January 2012 Acquired Properties is preliminary and includes significant use of estimates. Management has not yet had the opportunity to complete its assessment of the fair values of the assets acquired and liabilities assumed. Accordingly, the allocation will change as additional information becomes available and is assessed by the Company, and the impact of such changes may be material.  The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed (in thousands):

January 10, 2012
Preliminary Purchase Price
Consideration Given
Cash from Senior Notes	$588,420
Kodiak Oil & Gas Corp. Common Stock (5,055,612 Shares)	49,798 *

Total consideration given	$638,218

Preliminary Allocation of Purchase Price
Proved oil and gas properties	$292,185
Unproved oil and gas properties	311,068
Wells in progress	25,745
Equipment and facilities	12,615
Total fair value of oil and gas properties acquired	641,613

Working capital	$(2,595)
Asset retirement obligation	(800)

Fair value of net assets acquired	$638,218

Working capital acquired was estimated as follows:
Accounts receivable	2,000
Prepaid completion costs	465
Crude oil inventory	540
Accrued liabilities	(5,600)

Total working capital	$(2,595)

*	The fair value of the consideration attributed to the Common Stock under ASC 805 was based on the Company’s closing stock price on the measurement date of January 10, 2012. (5,055,612 x $9.85)

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed in connection with the October 2011 Acquired Properties and are included in Kodiak Oil & Gas historical financial information as of December 31, 2011 (in thousands):

October 28, 2011
Preliminary Purchase Price
Consideration Given
Cash	$248,213

Total consideration given	$248,213

Preliminary Allocation of Purchase Price
Proved oil and gas properties	$118,868
Unproved oil and gas properties	90,161
Wells in progress	25,720
Equipment and facilities	5,150
Total fair value of oil and gas properties acquired	239,899

Working capital	$8,552
Asset retirement obligation	(238)

Fair value of net assets acquired	$248,213

Working capital acquired was estimated as follows:
Accounts receivable	10,260
Prepaid drilling costs	755
Crude oil inventory	190
Well equipment inventory	1,324
Accrued liabilities	(1,247)
Suspense payable	(2,730)

Total working capital	$8,552

2.                                      PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED BALANCE SHEET

(a)          Reflects the pro forma allocation of the preliminary purchase price for the January 2012 Acquired Properties to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

(b)         To record cash released from escrow that was credited to the purchase price at the closing of the acquisition of the January 2012 Acquired Properties and used to extinguish debt outstanding under the second lien credit agreement.

(c)          Reflects the payments of (i) $100.0 million to repay all outstanding borrowings under the second lien credit agreement; (ii) $3.0 million prepayment penalty incurred with the termination of the second lien credit agreement; (iii) $344,000 of accrued interest related to the second lien credit agreement.

(d)         Reflects the issuance of 5,055,612 shares of the Company’s common stock given to the Sellers as part of the consideration for the January 2012 Acquired Properties.

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

3.                                      PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED STATEMENT OF OPERATIONS

(a)          Operating revenues and direct operating expenses of the October 2011 Acquired Properties for the period from January 1, 2011 to October 28, 2011.

(b)         Operating revenues and direct operating expenses of the January 2012 Acquired Properties for the year ended December 31, 2011.

(c)          Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations.

(d)         Reflects adjustments of (i) $1.6 million for the amortization of the origination fees and related closing costs associated with obtaining the 8.125% Senior Notes; (ii) $4.0 million to capitalize interest expense that was expensed in the Kodiak Oil & Gas historical financial information; (iii) $11.5 million to reduce interest expense related to the stand-by bridge financing that was expensed in the Kodiak Oil & Gas historical financial information.  Additionally, the pro forma financial information included total capitalization of interest expense of $53.7 million.  For purposes of the pro forma it was assumed that the 8.125% Senior Notes were issued on January 1, 2011 and that the stand-by bridge financing was not utilized.